CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

PREFERENCES AND RIGHTS

OF

THE SERIES OF PREFERRED STOCK

OF

INTELLIHOME, INC. (F/K/A THE JON ASHTON CORPORATION)

TO BE DESIGNATED

SERIES B CONVERTIBLE PREFERRED STOCK
(As Amended January 2007)

Pursuant to Article 2.13 of the Texas Business Corporation Act, I, Mark Trimble, President of IntelliHome, Inc., a Texas corporation (the “Corporation”), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation’s Board of Directors as of January 3, 2007, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation’s Articles of Incorporation, as amended to date, and the authorization of the holders of outstanding shares of Series B Preferred Stock, the Board of Directors hereby amends the terms of a series of Preferred Stock of the Corporation, par value $0.001 per share, designated “Series B Convertible Preferred Stock” and consisting of two million seven hundred thousand (2,700,000) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereon, of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), as follows:

1. Voting Rights. The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

2. Dividends. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.008 per share per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series B Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall accrue on each share from and after the date of issuance and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Series B Preferred Stock which are accrued, payable and/or in arrears shall upon conversion of such share to Common Stock not then or thereafter be paid and shall cease to be accrued, payable and/or in arrears.

3. Protective Provisions. Notwithstanding anything herein to the contrary, so long as not less than 1,250,000 shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of holders of at least a majority of the then outstanding Series B Preferred Stock:

(a) sell, convey or otherwise dispose of or transfer all or substantially all of the property or business of the Corporation or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary of the Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the Series B Preferred Stock;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends or upon liquidation;

(e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment, or (ii) the redemption of shares of Series B Preferred Stock in accordance with Section 6;

(f) amend the Corporation’s Articles of Incorporation or Bylaws in a manner so as to affect adversely the Series B Preferred Stock; or

(g) issue, until 12 months following the commencement of public trading in the Corporation’s common stock, shares of its common stock at prices less than, or issue other securities convertible into shares of common stock at prices less than, the then applicable Conversion Price. For purposes hereof, a public trading market will be deemed to have commenced upon the commencement of trading on a national exchange or upon the first publication of bid and ask prices on an over-the-counter market.

4. Liquidation Preference.

(a) In the event of any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall provide written notice (the “Liquidation Notice”) to the holders of Series B Preferred Stock of the anticipated date on which the initial payment in liquidation of the Corporation will be made, which date shall not be earlier than fifteen days following the giving of the Liquidation Notice (the “Liquidation Date”). In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the right of series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, Series A Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.10 for each outstanding share of Series B Preferred Stock (the “Liquidation Preference”) and (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) After the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Common Stock, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series B Preferred Stock as if they had been converted to Common Stock pursuant to the terms set forth in Section 5 immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if the aggregate amount which the holders of Series B Preferred Stock are entitled to receive under Sections 4(a) and 4(b) shall exceed $0.30 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B Preferred Stock ) (the “Maximum Participation Amount”), each holder of Series B Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation (the greater of which is hereinafter referred to as the “Series B Liquidation Amount”).

(c) Upon the completion of the distribution required by Sections 4(a) and 4(b) and any other distributions that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of Common Stock of the Corporation shall receive all of the remaining assets of this Corporation.

(d)(i) For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity my means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation’s shareholders of record as constituted immediately prior such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii) In any of such events, as a condition of, and upon closing of such transaction, and assuming the consideration paid in such transaction is entirely payable in cash and/or securities (“Traded Shares”) publicly traded on a national exchange or Nasdaq, holders of Series B Preferred Stock shall be entitled to receive in liquidation of the holder’s entire interest in the Series B Preferred Stock an amount, payable in cash or in Traded Shares, or a combination thereof, per share equal to the Series B Liquidation Amount.

(iii) In any of such events, as a condition of, and upon closing of such transaction, and assuming the consideration paid in such transaction is in part or in whole by shares of stock (“Non-Traded Shares”) not qualifying as Traded Shares, and the Liquidation Amount is less than the Series B Liquidation Amount, holders of Series B Preferred Stock shall be entitled to receive in liquidation of the holder’s entire interest in the Series B Preferred Stock, at the election of the holder, either:

(A) the Series B Liquidation Amount in cash, but not in excess of the cash consideration paid in the transaction less the Corporation’s expenses incurred in connection with such transaction and, to the extent cash is insufficient to pay the full Series B Liquidation Amount, the balance in Non-Traded Shares or other consideration determined by the Board of Directors to be reasonably equivalent to the balance of the Series B Liquidation Amount; or

(B) the Series B Liquidation Amount, payable in cash and Non-Traded Shares in the same proportions as if the Series B Preferred Stock had been converted into Common Stock immediately prior to the transaction.

(e) For purposes of this Section 4, the value of Traded Shares shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to closing.

5. Conversion. The shares of Series B Preferred Stock shall be subject to conversion rights as follows (the “Conversion Rights”):

(a) Holder Conversion Right. Subject to the limitation set forth in Section 5(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the day prior to the Liquidation Date, if any, as may have been fixed in any Liquidation Notice, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share shall initially be fixed at $0.10; subject to adjustment as set forth in Section 5(e).

(b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series B Preferred Stock immediately upon the earlier of (i) the Corporation’s sale of shares of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $0.30 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and in an aggregate amount not less than $10,000,000, or (ii) the date specified by written consent or agreement of the holders of not less than two-thirds of the then outstanding shares of Series B Preferred Stock.

(c) Limitation on Conversion. The holders of shares of Series B Preferred Stock shall be prohibited from converting shares of Series B Preferred Stock pursuant to Section 5(a), and the Corporation shall not honor any attempted conversion of Series B Preferred Stock, if, and to the extent, the shares of Common Stock held such converting holder of Series B Preferred Stock following any attempted conversion would exceed 4.99% of the outstanding shares of Common Stock of the Corporation after giving effect to such conversion.

(d) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If conversion occurs, other than pursuant to an effective registration under the Securities Act of 1933, certificates evidencing the shares of Common Stock issuable upon conversion shall bear the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

(e) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Reserved

(ii) Reserved

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each shares of such series shall be decreased in proportion to such decrease in outstanding shares.

(f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(e)(iii), then, in each such case for the purpose of this Section 5(f), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(i) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

(j) Notice of Record Dates. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

(l) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

6. Redemption. The shares of Series B Preferred Stock are not redeemable except in accordance with the liquidation provisions of Section 4.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of January 2007.

INTELLIHOME, INC.

By:

Name:	Mark Trimble
Title:	President